Exhibit 99.1

               L. B. Foster Company Reports First Quarter Results

      PITTSBURGH, April 23 /PRNewswire-FirstCall/ --
L. B. Foster Company (Nasdaq: FSTR), a manufacturer, fabricator, and distributor of rail, construction, and tubular products, today reported improved first quarter results from continuing operations of $64 thousand ($0.01 per share) in 2003 versus net income from continuing operations of $28 thousand ($0.00 per share) in the first quarter of 2002.

      Including a net loss from discontinued operations (related to the Company's Foster Technologies subsidiary), the Company reported a net loss of $0.2 million ($0.02 per share) for the first quarter of 2003. This compares to the first quarter of 2002 net loss of $4.7 million ($0.50 per share) which included a loss from discontinued operations of $0.3 million ($0.03 per share) and a non-cash charge of $4.4 million ($0.46 per share) from the cumulative effect of a change in accounting principle as a result of the adoption of Financial Accounting Standards No. 142 "Goodwill and Other Intangible Assets."

      Net sales for the first quarter of 2003 were $59.5 million compared to $63.2 million in 2002, a decrease of 6% due principally to a decline in Construction Product sales. Gross margins improved 0.8 percentage points to 11.6%, while selling and administrative expenses increased $0.2 million or 3% over the same prior year period. The gross profit margin improvement was due primarily to improved Rail Segment margins, while the selling and administrative cost increase was due primarily to risk management costs. Corporate borrowings declined by $8.2 million resulting in a 14% reduction in interest expense when compared to the prior year first quarter.

      During the first quarter, the Company finalized the sale of certain assets and liabilities of its Foster Technologies subsidiary engaged in the rail signaling and communication device business. The first quarter 2003 loss from this business, which has been classified as discontinued operations, was principally due to operating losses incurred up to the sale date as well as certain charges taken primarily related to severance and a lease termination. Future expenses related to this business as it winds down are expected to be immaterial.

      On the continued strength of working capital management, cash flow from operations was positive and, combined with the sale of the rail signaling business, was adequate to fund a $2.2 million reduction in debt for the quarter. Capital expenditures were less than $0.5 million for the first quarter of 2003, compared to $1.7 million for capital improvements and $2.2 million for the Greulich acquisition in the same period of 2002.

      President and CEO, Stan Hasselbusch commented, "We are pleased that our first quarter results from continuing operations were positive and showed improvement over the last several years. Our Rail Segment performed better than expected and better than last year. Although Construction Segment net sales decreased in the first quarter of 2003 as compared to the prior year, we are encouraged by a 45% increase in new piling orders as compared to the prior year due to the availability of sheet pile. First quarter Piling sales were lower than last year due to lower volumes and lower prices for H-bearing pile. We continue to expect an increase in Piling sales and profitability in 2003 as we enter the higher activity season of the year. Since the first quarter is traditionally our weakest quarter due to the seasonality of certain of our operations, we expect to see improved profitability as the year progresses."

      Hasselbusch went on to say, "Despite the continued economic challenges we face in a difficult marketplace, we expect improved operating results in fiscal 2003 over last year, due in large part to several operations initiatives we have implemented and, as a result, anticipate that the Company will be profitable in 2003. We continue to review and improve processes and efficiency levels in our manufacturing operations. This is a key objective for the Company in 2003. We also continue to review asset utilization to determine whether our assets are performing as needed. This type of review prompted the sale of the rail signaling business in the first quarter of this year."

      The Company wishes to caution readers that various factors could cause the actual results of the Company to differ materially from those indicated by forward-looking statements in news releases, and other communications, including oral statements, such as references to future profitability, made from time to time by representatives of the Company. Specific risks and uncertainties that could affect the Company's profitability include, but are not limited to, general economic conditions, adequate funding for infrastructure projects, the Company's ability to obtain special trackwork products and continued availability of existing and new piling products. Matters discussed in such communications are forward-looking statements that involve risks and uncertainties. Sentences containing words such as "anticipates," "expects," or "will," generally should be considered forward-looking statements.

                   CONDENSED STATEMENTS OF CONSOLIDATED INCOME
                      L. B. FOSTER COMPANY AND SUBSIDIARIES
                    (In Thousands, Except Per Share Amounts)

                                                      Three Months Ended
                                                           March 31,
                                                       2003         2002
                                                          (Unaudited)

      NET SALES                                      $ 59,519    $ 63,173

      COSTS AND EXPENSES:
       Cost of goods sold                              52,586      56,378
       Selling and administrative
        expenses                                        6,567       6,373
       Interest expense                                   579         674
       Other (income) expense                            (320)       (280)
                                                       59,412      63,145

      INCOME FROM CONTINUING
       OPERATIONS BEFORE INCOME TAXES AND
       CUMULATIVE EFFECT OF CHANGE IN
       ACCOUNTING PRINCIPLE                               107          28

      INCOME TAXES                                         43           0

      INCOME FROM CONTINUING
       OPERATIONS BEFORE CUMULATIVE EFFECT OF
       CHANGE IN ACCOUNTING PRINCIPLE                      64          28

      DISCONTINUED OPERATIONS:
      LOSS FROM OPERATIONS OF FOSTER
       TECHNOLOGIES                                      (380)       (317)
      INCOME TAX BENEFIT                                 (150)          0
      LOSS ON DISCONTINUED OPERATIONS                    (230)       (317)

      CUMULATIVE EFFECT OF CHANGE IN
       ACCOUNTING PRINCIPLE, NET OF TAX                     0      (4,390)

      NET LOSS                                          ($166)    ($4,679)


      BASIC & DILUTED (LOSS) EARNINGS
       PER SHARE:
        FROM CONTINUING OPERATIONS
         BEFORE CUMULATIVE EFFECT OF CHANGE
         IN ACCOUNTING PRINCIPLE                     $   0.01    $   0.00
        FROM DISCONTINUED
         OPERATIONS, NET OF TAX                         (0.02)      (0.03)
        CUMULATIVE EFFECT OF CHANGE
         IN ACCOUNTING PRINCIPLE, NET OF TAX             0.00       (0.46)
      BASIC AND DILUTED LOSS PER SHARE                 ($0.02)     ($0.50)

      AVERAGE NUMBER OF COMMON
       SHARES OUTSTANDING - BASIC                       9,524       9,441

      AVERAGE NUMBER OF COMMON
       SHARES OUTSTANDING - DILUTED                     9,599       9,661

                      L. B. Foster Company and Subsidiaries
                           Consolidated Balance Sheet
                                    ($ 000's)

                                                     March 31,    December 31,
                                                      2003            2002
      ASSETS                                       (Unaudited)
      CURRENT ASSETS:
         Cash and cash items                        $   3,927     $   3,653
         Accounts and notes receivable:
            Trade                                      39,790        39,125
            Other                                         154           238
         Inventories                                   34,677        32,925
         Current deferred tax assets                    1,494         1,494
         Other current assets                           1,482           696
         Current assets of discontinued
          operations                                       13           138
             Total Current Assets                      81,537        78,269

      OTHER ASSETS:
         Property, plant & equipment-net               35,271        36,083
         Assets of discontinued operations                  1           196
         Goodwill                                         350           350
         Other intangibles - net                          702           739
         Investments                                   12,965        12,718
         Deferred tax assets                            4,443         4,454
         Other non-current assets                       1,068         1,175
              Total Other Assets                       54,800        55,715

                                                    $ 136,337     $ 133,984

      LIABILITIES AND STOCKHOLDERS' EQUITY

      CURRENT LIABILITIES:
         Current maturities on long-term debt       $     781     $     825
         Accounts payable-trade and other              28,394        24,094
         Accrued payroll and employee benefits          2,587         2,413
         Current deferred tax liabilities               1,474         1,474
         Other accrued liabilities                      2,721         2,695
         Liabilities of discontinued operations           156            74
             Total Current Liabilities                 36,113        31,575

      LONG-TERM BORROWINGS                             21,000        23,000
      OTHER LONG-TERM DEBT                              3,829         3,991
      DEFERRED TAX LIABILITIES                          4,195         4,195
      OTHER LONG-TERM LIABILITIES                       5,274         5,210

      STOCKHOLDERS' EQUITY:
         Class A Common stock                             102           102
         Paid-in Capital                               35,143        35,143
         Retained Earnings                             35,042        35,208
         Treasury Stock                                (3,616)       (3,629)
         Accumulated Other Comprehensive Income          (745)         (811)
             Total Stockholders' Equity                65,926        66,013

                                                    $ 136,337     $ 133,984